1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co. Updates
Gulf of Mexico Exploration and Production Activities

NEW ORLEANS, LA, September 24, 2009 – McMoRan Exploration Co. (NYSE: MMR) today updated its Gulf of Mexico exploration and production activities, including updates on in-progress wells at the Blueberry Hill deep gas prospect and the Davy Jones ultra-deep prospect, and other exploration and production activities.

EXPLORATION ACTIVITIES

On March 29, 2009, McMoRan re-entered a previously existing well bore and commenced sidetracking operations at the Blueberry Hill deep gas prospect located on Louisiana State Lease 340.  As previously reported, similar resistive zones were encountered in the original sidetrack (ST#1) well (July 6, 2009 announcement) and in the subsequent by-pass (BP) well (September 2, 2009 announcement).

The by-pass well was drilled to a true vertical depth of 22,778 feet in September 2009.  Based on information from log-while-drilling tools from the ST#1 well and wireline logs from the by-pass well, McMoRan has identified an approximate 190 foot vertical column of hydrocarbons at Blueberry Hill.  The second sidetrack (ST#2) well will target the reservoir sand structurally high to the ST#1 and by-pass wells in order to pursue an optimum production take point in the hydrocarbon column.  The ST#2 well, which is expected to commence drilling imminently, is located approximately 1,000 feet to the southeast of the ST#1 and subsequent by-pass wells.  An illustration of the data obtained to date from drilling results at Blueberry Hill is available at www.mcmoran.com.  McMoRan is in the planning stages for additional offset wells to further evaluate the Blueberry Hill area, including the deeper potential.

Blueberry Hill is located in approximately 10 feet of water.  McMoRan owns a 42.9 percent working interest and a 29.7 percent net revenue interest in the Blueberry Hill well.  Plains Exploration & Production Company (NYSE: PXP) holds a 47.9 percent working interest.

On June 28, 2009, McMoRan re-entered a well bore located on South Marsh Island Block 230 to evaluate the Davy Jones prospect, which involves a large ultra-deep structure encompassing four OCS lease blocks located in 20 feet of water on the Shelf of the Gulf of Mexico.  The well has been drilled through the salt weld and McMoRan is currently setting casing at 23,500 feet as it prepares to deepen the well to a proposed total depth of 28,000 feet.  This exploratory well will test Eocene (Wilcox), Paleocene and possibly the Cretaceous (Tuscaloosa) sections below the salt weld (i.e. listric fault).

McMoRan operates the Davy Jones prospect and will fund 25.7 percent of the exploratory costs and expects to have a 32.7 percent working interest and 25.9 percent net revenue interest.  Other participants in the drilling of the Davy Jones well are expected to have the following working interests: PXP (27.7%), Energy XXI (NASDAQ: EXXI) (15.8%), Nippon Oil Exploration USA Limited (12%), W.A. "Tex" Moncrief, Jr. (8.8%) and a private investor (3%).

The Sherwood deep gas exploratory prospect on High Island Block 133 commenced drilling on July 2, 2009 and was drilled to a total depth of approximately 17,000 feet.  The well was plugged and abandoned in September 2009 after evaluation determined that it did not contain commercial quantities of hydrocarbons.  Third-quarter 2009 exploration expense will include approximately $6.5 million for drilling and related costs associated with the well.

McMoRan plans to commence sidetrack operations on the Hurricane Deep well in the fourth quarter of 2009.  The Hurricane Deep sidetrack is located on the southern flank of the Flatrock structure on South Marsh Island Block 217.  This up dip test will target the significant Gyro sand encountered in the Hurricane Deep well (No. 226).  As previously reported, the No. 226 well was drilled to a true vertical depth of 20,712 feet in the first quarter of 2007 and logs indicated an exceptionally thick upper Gyro sand totaling 900 gross feet, the top 40 feet of which was hydrocarbon bearing.  McMoRan believes an up dip well has the potential to contain a thicker hydrocarbon column.  McMoRan owns a 25.0 percent working interest and 17.7 percent net revenue interest in the well.  PXP holds a 30.0 percent working interest.

PRODUCTION ACTIVITIES

The Flatrock No. 5 (#232) well was recompleted in September 2009 and is currently producing at a gross rate of approximately 65 million cubic feet of natural gas equivalents per day (MMcfe/d), 12 MMcfe/d net to McMoRan.  Five of the six wells in the Flatrock Field are currently producing at a gross rate of approximately 265 MMcfe/d (50 MMcfe/d net to McMoRan).  As previously reported, in August 2009 the Flatrock No. 4 (#231) was shut in because of a mechanical issue associated with the well bore and not related to the reservoir.  The Flatrock No. 4 well had been producing at a rate of approximately 100 million cubic feet of natural gas equivalents per day (18 MMcfe/d net to McMoRan) for over six months prior to being shut in.  Following remedial activities, the No. 4 well is expected to recommence production during the fourth quarter of 2009.  McMoRan and PXP hold 25 and 30 percent working interests, respectively, in the Flatrock Field.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.  Additional information about McMoRan is available on its internet website “www.mcmoran.com”.

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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, capital expenditures, and anticipated and potential production and flow rates.  Accuracy of these forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and does not intend to update these statements more frequently than quarterly.  Important factors that might cause future results to differ from these forward-looking statements include: adverse conditions such as high temperature and pressure that could lead to mechanical failures or increased costs; variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; as well as other general exploration and development risks and hazards.  These and other factors are more fully described in McMoRan’s 2008 Annual Report on Form 10-K on file with the Securities and Exchange Commission (SEC), as updated by our subsequent filings with the SEC.

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